EXHIBIT 99.12

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA
CONSENT OF INDEPENDENT AUDITOR
I have read Export Development Canada’s amendment number four to its annual report on Form 18-K dated May 3, 2011 filed pursuant to the Securities Exchange Act of 1934. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
I consent to the use of my report dated March 1, 2011 to the Minister of International Trade on Export Development Canada’s consolidated balance sheet as at December 31, 2010, and the consolidated statement of income, consolidated statement of comprehensive income, consolidated statement of changes in shareholder’s equity and consolidated statement of cash flows for the fiscal year then ended, and a summary of significant accounting policies and other explanatory information, included in Export Development Canada’s amendment number four to its annual report on Form 18-K dated May 3, 2011, and to the incorporation by reference of such report into Export Development Canada’s Registration Statement on Schedule B under the Securities Act of 1933 filed on October 16, 2009, as amended by amendment number one thereto filed on December 17, 2009.
This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for other purposes.

/s/ Clyde M. MacLellan Clyde M. MacLellan, CA
Assistant Auditor General
for the Auditor General of Canada

Ottawa, Canada
May 3, 2011